   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2000.

                                                       REGISTRATION NO. 33-55425

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              -------------------


 HONEYWELL INTERNATIONAL INC.              DELAWARE                       22-2640650
   (EXACT NAME OF REGISTRANT    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER
 AS SPECIFIED IN ITS CHARTER)   INCORPORATION OR ORGANIZATION)      IDENTIFICATION NUMBER)


                              -------------------


                               101 COLUMBIA ROAD
                                 P.O. BOX 4000
                       MORRISTOWN, NEW JERSEY 07962-2497
                                 (973) 455-2000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                              -------------------

                            PETER M. KREINDLER, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          HONEYWELL INTERNATIONAL INC.
                               101 COLUMBIA ROAD
                     MORRIS TOWNSHIP, NEW JERSEY 07962-2497
                                 (973) 455-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                              -------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

________________________________________________________________________________

                                     [LOGO]


                          HONEYWELL INTERNATIONAL INC.




                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                              -------------------


    The Honeywell International Inc. Dividend Reinvestment and Share Purchase Plan provides holders of the Common Stock of Honeywell International Inc. with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Any holder of record of the Common Stock is eligible to participate in the Plan.


    A participant in the Plan may purchase additional shares by:

         -- reinvesting dividends on all shares of Common Stock held by the participant; or

         -- reinvesting dividends on part of the shares of Common Stock held by the participant (while continuing to receive cash dividends on the other shares); or

         -- making optional cash payments of not less than $25 each up to a maximum of $120,000 per calendar year, whether or not the participant's dividends are being reinvested.

    Cash dividends on all shares held for the participant's account under the Plan will automatically be reinvested, regardless of which investment option is selected.


    Shares purchased under the Plan will be purchased from Honeywell or, in the limited circumstances described in the Plan, on the open market. The purchase price of shares purchased from Honeywell will be the average of the high and low sales prices of the Common Stock reported as New York Stock Exchange Composite Transactions for the relevant investment date, which is the dividend payment date for months in which dividends are paid and the first business day of the month for all other months. The purchase price of shares purchased on the open market will be the average, or weighted average if shares are purchased on more than one day, of the daily high and low sales prices of the Common Stock reported as New York Stock Exchange Composite Transactions for the date or dates of purchase. The Common Stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol 'HON'. The closing price of the Common Stock on February 28, 2000 was $48.00 per share.



    This prospectus relates to 4,000,000 shares of the Common Stock registered for sale under the Plan, approximately 1,180,000 of which have been issued prior to the date hereof. Shares sold under the Plan may be authorized but unissued shares or shares held in Honeywell's treasury, or shares acquired on the open market. You should retain this prospectus for future reference.


                              -------------------


    YOU SHOULD READ THE 'RISK FACTORS' SECTION ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF VARIOUS RISKS IN EVALUATING WHETHER TO BUY OUR COMMON STOCK.


                              -------------------


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



               The date of this prospectus is February 29, 2000.

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
Risk Factors................................................    3
Honeywell...................................................    4
The Plan....................................................    4
    Purpose.................................................    4
    Advantages..............................................    4
    Administration..........................................    5
    Participation...........................................    5
    Purchases...............................................    6
    Optional Cash Purchases.................................    7
    Taxes...................................................    8
    Reports to Participants.................................    9
    Dividends on Fractions of Shares........................   10
    Certificates for Shares.................................   10
    Termination of Participation............................   11
    Safekeeping.............................................   11
    Other Information.......................................   12
    Additional Information About the Plan...................   13
Use of Proceeds.............................................   14
Experts.....................................................   14
Legal Opinion...............................................   14
Indemnification Under the Securities Act....................   14
Where You Can Find More Information.........................   16
Cautionary Statement Concerning Forward-Looking
  Statements................................................   18



                              -------------------

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. These securities are not being offered in any jurisdiction where such offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of the prospectus.

                                  RISK FACTORS



    A LARGE DECLINE IN THE AEROSPACE MARKET COULD HAVE A NEGATIVE IMPACT ON OUR REVENUES AND RESULTS OF OPERATIONS, GIVEN THAT A SIGNIFICANT PERCENTAGE OF OUR SALES ARE TO AEROSPACE CUSTOMERS.



    In 1999, approximately 42% of our sales were to aerospace customers. Approximately 15% of our 1999 sales were to original equipment aerospace manufacturers. If there were a large decline in sales of aircraft that use our components, our sales revenue and results of operation could be negatively impacted. In addition, approximately 19% of our 1999 sales were to aftermarket customers of aerospace products and services. If there were a large decline in the operation of aircraft that use our components or services, our sales revenue and results of operation could be negatively impacted.



    THE PRICE OF THE COMMON STOCK MAY BE ADVERSELY AFFECTED IF THE COST SAVINGS AND SALES ENHANCEMENTS EXPECTED AS A RESULT OF THE INTEGRATION OF ALLIEDSIGNAL INC. AND HONEYWELL INC. ARE NOT REALIZED.



    We expect that our integration following our combination on December 1, 1999 will provide significant cost savings and enhanced sales. However, our success in realizing these cost savings and sales enhancements, and the timing of this realization, depends on the quality and speed of the integration of the two companies. Our integration team has identified specific areas for cost savings and has developed a comprehensive plan for the integration of our two companies. However, we may not realize the cost savings and sales enhancements that we anticipate from integrating our operations as fully or as quickly as we expect for a number of reasons, including:



     our large size and worldwide presence and the resulting complexity of our organizations;



     errors in our planning or integration; and



     unexpected events such as major changes in the markets in which we operate.



    If we do not realize the cost savings and sales enhancements that we anticipate from integrating our operations as fully or as quickly as we expect, the price of our Common Stock may decline.



    WE MAY BE REQUIRED TO MAKE SIGNIFICANT PAYMENTS WHEN OUR LITIGATION WITH LITTON SYSTEMS, INC. IS RESOLVED.



    Litton Systems, Inc. has filed two lawsuits against us alleging that we engage in monopolistic practices in violation of federal antitrust laws and infringed a Litton patent. Depending on the ultimate resolution of these lawsuits, including possible settlement thereof, we may be required to make significant payments.



    In January 1999, a federal District Court entered a $750 million judgment against us on Litton's antitrust claim. On September 23, 1999, the District Court made certain dispositive rulings which in effect reduced that judgment to $660 million plus attorney fees and costs of approximately $35 million. Both parties have appealed the judgment to the U.S. Court of Appeals for the Ninth Circuit. Our obligation to satisfy this judgment is suspended pending the appeals.



    In January 1995, a $1.2 billion jury verdict rendered against us in the patent infringement suit was set aside by a federal District Court. On appeal, the Litton patent was found to be valid but not literally infringed by us. The matter was returned to the District Court for further review under the so-called doctrine of equivalents. On September 23, 1999 the District Court granted our motions for judgment as a matter of law as to all of Litton's remaining patent infringement and state law claims. Litton is expected to once again seek an appeal and another jury trial.

    Although it is not possible at this time to predict the result of any eventual appeals in these cases, potential remains for an adverse outcome which could be material to our financial position or results of operations. As a result of the uncertainty regarding the outcome of this litigation, no provision has been made in the financial statements with respect to this contingent liability.



                                   HONEYWELL



    Honeywell, a Delaware corporation, is a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. We employ approximately 120,000 people in 95 countries.



    Honeywell results from the combination on December 1, 1999 of AlliedSignal Inc. and Honeywell Inc. In connection with the combination, AlliedSignal Inc. changed its name to Honeywell International Inc.



    Our corporate headquarters are at 101 Columbia Road, Morris Township, New Jersey 07962. Our telephone number is (973) 455-2000.


                                    THE PLAN


    The text of the Plan consists of a question and answer statement:


PURPOSE

    1. What is the purpose of the Plan?


    The purpose of the Honeywell International Inc. Dividend Reinvestment and Share Purchase Plan is to provide holders of record of shares of the Common Stock of Honeywell International Inc. with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge.


ADVANTAGES

    2. What are the advantages of the Plan?

    A participant in the Plan may (a) have cash dividends on all of the participant's shares automatically reinvested in Common Stock or (b) have cash dividends on part of the participant's shares automatically reinvested or
(c) whether or not a participant has elected to have any such dividends automatically reinvested, invest in additional shares by making optional cash payments of not less than $25 each up to a maximum of $120,000 per calendar year. No commission or service charge is paid by a participant in connection with purchases under the Plan. Full investment of funds is possible under the Plan because fractions of shares, as well as whole shares, will be credited to a participant's account. Further, dividends in respect of such fractions, as well as whole shares, will be reinvested in additional shares of Common Stock and such shares will be credited to a participant's account. A participant can avoid the need for safekeeping of certificates for shares credited to the participant's account under the Plan. Statements of account sent to Plan participants will provide simplified recordkeeping.

ADMINISTRATION

    3. Who administers the Plan for participants?


    The Bank of New York has been designated by Honeywell as its agent to administer the Plan for participants, maintain records, send statements of account to participants and perform other duties relating to the Plan. The Bank will hold for safekeeping the shares purchased for, or deposited for safekeeping by, each participant until termination of participation in the Plan or receipt of a written request from a participant for the issuance of a certificate for all or part of such shares. Shares held by the Bank under the Plan will be registered in its name or the name of one of its nominees and will be credited to the account of each participant. In the event that the Bank should resign or otherwise cease to act as agent, Honeywell will make such other arrangements as it deems appropriate for the administration of the Plan.



    The Bank may be contacted by mail at the following address: The Bank of New York, Dividend Reinvestment Department, P.O. Box 1958, Newark, New Jersey 07101-9774. Telephone inquiries may be made to the Bank at 1-800-647-7147. Please mention Honeywell International Inc. in all correspondence. The Bank also serves as dividend disbursing agent and as transfer agent and registrar for the Common Stock.


PARTICIPATION

    4. Who is eligible to participate?

    All holders of record of shares of the Common Stock are eligible to participate in the Plan. For any shareowner whose shares are registered in the name of someone else (e.g., in the name of a broker or bank nominee) to participate, the shareowner must either become a shareowner of record by having some or all of such shares transferred into the shareowner's own name, or make appropriate arrangements with the registered holder.

    5. Is partial participation possible under the Plan?

    Yes. A shareowner of record who desires the dividends on only some of the shareowner's shares to be reinvested under the Plan may indicate such number of shares on the Authorization Form under 'Partial Dividend Reinvestment'. Dividends on the remaining shares will not be reinvested and will be mailed directly to the participant.

    6. How does an eligible shareowner participate?


    A holder of record of the Common Stock may join the Plan by signing the Authorization Form and returning it to the Bank at the address set forth in Question 3. A postage-paid envelope will be provided with the Authorization Form for this purpose. An Authorization Form may be obtained at any time by calling the Bank at 1-800-647-7147.


    7. When may an eligible shareowner join the Plan?

    An eligible shareowner may join the Plan at any time.

    If the Authorization Form is received by the Bank prior to the record date for a dividend payment, reinvestment of dividends will begin with that dividend payment date. If the Authorization Form is received on or after a record date, reinvestment of dividends will begin with the dividend payment date following the next record date. (Common Stock dividend payment dates ordinarily are the tenth day of March, June, September and December, or the preceding business day if such tenth day is a Saturday or Sunday; corresponding record dates ordinarily precede payment dates by approximately three weeks.)

    Optional cash payments will be invested beginning with the first business day of the month following receipt by the Bank of the Authorization Form, unless such month is a month in which Common Stock dividends are paid, in which case optional cash payments will be invested on the dividend payment date.

    As used in the Plan, the term 'investment date' means (a) the dividend payment date for those months in which there is a dividend payment date and (b) the first business day of a month in which there is no dividend payment date.

    8. What does the Authorization Form provide?

    The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:


        A. 'FULL DIVIDEND REINVESTMENT', which directs Honeywell to pay to the Bank for reinvestment in accordance with the Plan all of the participant's cash dividends on all shares of Common Stock then or subsequently registered in the participant's name, and which permits the participant to make optional cash payments for the purchase of additional shares in accordance with the Plan;



        B. 'PARTIAL DIVIDEND REINVESTMENT', which directs Honeywell to pay to the Bank for reinvestment in accordance with the Plan all of the participant's cash dividends on that number of shares of Common Stock registered in the participant's name and designated in the appropriate space on the Authorization Form, and which permits the participant to make optional cash payments for the purchase of additional shares in accordance with the Plan;


        C. 'OPTIONAL CASH PURCHASES', which permits the participant to make optional cash payments for the purchase of additional shares in accordance with the Plan.

    A participant may select one of the dividend reinvestment options or the optional cash purchases option. Regardless of the option selected, cash dividends on all shares credited to a participant's account under the Plan will be reinvested in accordance with the Plan. A participant's election may be changed by written notice to the Bank at the address set forth in Question 3.

    The Authorization Form also appoints the Bank agent for each participant and directs the Bank to apply cash dividends and any optional cash payments a participant might make to the purchase of additional shares in accordance with the terms of the Plan.

PURCHASES

    9. What will be the price of shares purchased under the Plan?


    In the case of shares of Common Stock purchased from Honeywell with reinvested dividends or optional cash payments on any investment date, the purchase price will be the average of the high and low sales prices of the Common Stock reported as New York Stock Exchange Composite Transactions for the investment date (or the trading day immediately preceding the investment date, if the New York Stock Exchange is closed on the investment date). If there is no trading in the Common Stock on the New York Stock Exchange for a substantial amount of time during any investment date, the purchase price shall be determined by Honeywell on the basis of such market quotations as it shall deem appropriate. In the event of open market purchases of Common Stock, the purchase price will be a weighted average price as described in Question 31. Such purchase prices are hereinafter referred to collectively as the 'purchase prices' and individually as the 'purchase price'.


    10. How many shares will be purchased for participants?

    The number of shares to be purchased depends on the amount of a participant's dividend and any optional cash payments and the purchase price of the shares. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to each participant's total amount to be invested divided by the purchase price.

OPTIONAL CASH PURCHASES

    11. How does the cash purchase option work?

    Optional cash payments received by the Bank from a participant prior to an investment date (see Questions 13 and 14) will be applied by the Bank to the purchase of additional shares on the investment date (or as soon thereafter as possible if open market purchases are made under the circumstances described in Question 31). Cash dividends payable on all shares credited to the account of a participant under the Plan, whether such shares were purchased with reinvested dividends or optional cash payments, will be automatically reinvested in additional shares.

    12. How are optional cash payments made?

    An optional cash payment may be made by a participant when enrolling in the Plan by enclosing a check or money order payable to 'The Bank of New York' with the Authorization Form returned to the Bank. Once enrolled in the Plan, participants may make optional cash payments by sending the Bank a check or money order payable to 'The Bank of New York' along with the tear-off section attached to a recent statement of account provided to participants by the Bank. The same amount of money need not be sent each month and there is no obligation to make an optional cash payment each month.

    Each optional cash payment made by a participant must be at least $25, and such payments cannot, in any calendar year, exceed a total of $120,000 for any participant. All cash purchases will be reflected on a statement of account sent to participants following such purchases.

    No third-party checks will be accepted by the Bank. Optional cash payments received from foreign shareowners must be in United States dollars and will be invested in the same manner as payments from other participants.

    13. When will optional cash payments received by the Bank be invested?


    Optional cash payments will be invested on the investment date in the case of shares purchased from Honeywell and as soon as possible (but not more than 30 days) thereafter in the case of open market purchases under the circumstances described in Question 31. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON OPTIONAL CASH PAYMENTS. Participants are therefore strongly urged to transmit their optional cash payments so as to be received by the Bank as close as possible but prior to the investment date.

    14. Under what circumstances will optional cash payments be returned?

    Optional cash payments received by the Bank will be returned to the participant upon written request received by the Bank at least two business days prior to an investment date. The Bank may, however, delay issuance of any refund check for at least five business days after receipt of the request to allow for clearance of the original payment. Any optional cash payments in excess of the $120,000 per calendar year limit will be returned, as will third-party checks and checks not in United States dollars.

COSTS

    15. Are there any out-of-pocket costs to participants in connection with participation in the Plan?


    All costs of administration of the Plan are paid by Honeywell. No service charges or brokerage commissions are charged to participants in connection with the purchase of shares under the Plan. Certain expenses may be incurred by the participant if the participant requests the re-registration of shares upon the issuance of a certificate or if the participant requests that shares be sold upon their withdrawal from the Plan (see Questions 20, 21 and 22). In addition, starting January 1, 1995, service charges imposed by the Bank in connection with a participant's deposit of certificates for safekeeping (Question 24) and in connection with termination of participation in the Plan (Question 22) will be passed on to the participant.


TAXES

    16. What are the income tax consequences of participation in the Plan?


    UNDER FEDERAL INCOME TAX LAW, IN THE CASE OF SHARES ACQUIRED FROM HONEYWELL WITH REINVESTED DIVIDENDS, A PARTICIPANT WILL REALIZE, ON THE DETERMINATION DATE (DEFINED BELOW), A TAXABLE DIVIDEND IN AN AMOUNT EQUAL TO THE FAIR MARKET VALUE ON THE DETERMINATION DATE OF THE SHARES SO ACQUIRED RATHER THAN A DIVIDEND IN THE AMOUNT OF THE CASH OTHERWISE PAYABLE TO THE PARTICIPANT. Such amount will also be the tax basis of the shares. Alternatively, when the Bank purchases shares on the open market with reinvested dividends, a participant will realize a taxable dividend in an amount equal to the actual purchase price of the shares so acquired plus any brokerage commissions paid by Honeywell which are attributable to the purchase of the participant's shares. Such amount will also be the participant's tax basis in such shares.



    In the case of shares purchased with optional cash payments, a participant will not be subject to federal income tax if the shares are purchased from Honeywell. If the shares are purchased on the open market, a participant will realize a taxable dividend in an amount equal to any brokerage commissions paid by Honeywell which are attributable to the purchase of the participant's shares. The tax basis of shares purchased with an optional cash payment and credited to the participant's account will be the actual purchase price of such shares plus allocable brokerage commissions.



    For purposes of this Question 16, the 'fair market value' of shares acquired with reinvested dividends will be the average of the high and low sales prices of the shares reported as New York Stock Exchange Composite Transactions for the determination date. The 'determination date' will be the investment date in the case of shares purchased from Honeywell and the date shares are allocated to participants' accounts in the case of open market purchases under the circumstances described in Question 31.

    A participant's holding period for shares acquired pursuant to the Plan will begin on the day following the determination date.

    A participant will not realize any taxable income when the participant receives a certificate for whole shares credited to the participant's account, either upon the participant's request for certain of those shares or upon termination of the participant's account.

    A participant will realize gain or loss when shares are sold or exchanged, whether such sale or exchange is pursuant to the participant's request under the Plan or takes place after withdrawal from the Plan and, in the case of a fraction of a share, when the participant receives a cash payment for the fraction. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

    All participants are urged to consult their own tax advisors to determine the particular tax consequences, including those under state and local tax laws, which may result from their participation in the Plan and the subsequent disposition of shares purchased pursuant to the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

    17. What are the requirements for back-up withholding?

    Under federal income tax law, a participant in the Plan may be subject to backup withholding (currently at the rate of 31%) with respect to the amount of dividends attributable to the participant's shares of Common Stock or from the proceeds of the sale of a fraction of a share or whole shares under the Plan unless the participant (a) is an exempt participant (including, among others, all corporations and certain foreign individuals) or (b) provides the participant's correct taxpayer identification number to the Bank, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. In order to qualify as exempt, a foreign individual participant must submit a statement attesting to that individual's exempt status. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the participant's federal income tax liability. Any withheld amounts will be deducted from the amount of dividends to determine the amount of dividends available for reinvestment.

    Forms for certifying a participant's taxpayer identification number and for establishing the exemption of a foreign individual participant from backup withholding, as well as additional information concerning the requirements for certification, may be obtained by writing the Bank at the address set forth in Question 3. Participants should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

REPORTS TO PARTICIPANTS

    18. What kind of reports will be sent to participants in the Plan?


    As soon as practicable after each dividend payment date, a quarterly statement of account will be mailed to each participant by the Bank. In addition, a monthly statement will be mailed as soon as practicable after the investment date to those participants investing optional cash payments in months in which there is no dividend payment date. THE LATEST STATEMENT OF ACCOUNT FOR ANY YEAR CONTAINS YEAR-TO-DATE INFORMATION AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES SINCE IT PROVIDES THE PARTICIPANT WITH A RECORD OF THE COST OF THE PARTICIPANT'S PURCHASES DURING THAT YEAR. In addition, each participant will receive copies of communications sent to holders of the Common Stock, including

Honeywell's annual report to shareowners, notice of annual meeting and proxy statement, and any Internal Revenue Service information for reporting dividend income (i.e., Form 1099).


DIVIDENDS ON FRACTIONS OF SHARES

    19. Will participants be credited with dividends on fractions of shares?

    Yes. Dividends with respect to fractions of shares held under the Plan, as well as whole shares, will be credited to the participant's account and will be reinvested in additional shares.

CERTIFICATES FOR SHARES

    20. Will certificates be issued for shares purchased?

    No certificate will be issued for shares credited to a participant's account unless the participant so requests the Bank in writing as indicated below or until the account is terminated. The number of shares credited to an account under the Plan will be shown on the participant's latest statement of account. This service protects against loss, theft or destruction of stock certificates.


    At any time, a participant may request a certificate for (or the sale of) all or part of the whole shares credited to the participant's account by checking the appropriate box on the tear-off section attached to a recent statement of account provided by the Bank and mailing it to the Bank at the address set forth in Question 3. The request should contain a reference to Honeywell International Inc. If a sale is requested, the Bank will sell the shares at market within five business days after receipt of the request, and the participant will receive the proceeds from the sale, less any brokerage commissions and any transfer tax. Any remaining whole shares and fraction of a share will continue to be credited to the participant's account. In no event will a certificate for a fraction of a share be issued to participants.


    Shares credited to the account of a participant under the Plan may not be pledged or assigned and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign any of the shares must request that a certificate for those shares be issued in the participant's name.

    An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for whole shares purchased under the Plan. This request should be mailed to the Bank at the address set forth in Question 3.

    21. In whose name will certificates be registered when issued to participants?

    Shareowner accounts under the Plan are maintained in the names in which certificates of participants were registered at the time they joined the Plan. Consequently, certificates for whole shares will be similarly registered when issued. If a participant wants these shares registered in any name other than that of the holder of record participating in the Plan or wants to transfer shares to another Plan account, the participant should contact the Bank at the address or telephone number set forth in Question 3 to request the appropriate forms. In the event of such re-registration or transfer, a participant would be responsible for any possible transfer taxes and for compliance with any applicable transfer requirements.

TERMINATION OF PARTICIPATION

    22. How is participation in the Plan terminated?


    To terminate participation in the Plan, a participant (or participants if a joint registration) must notify the Bank by checking the appropriate box on the tear-off section attached to a recent statement of account provided by the Bank and mailing it to the Bank at the address set forth in Question 3. When participation in the Plan is terminated or upon termination of the Plan by Honeywell, a certificate for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. Such cash payment will be based on the closing price of the Common Stock reported as New York Stock Exchange Composite Transactions for the first business day of the week next following the day the termination notice is received by the Bank. Any service charge imposed by the Bank in connection with termination of participation in the Plan (currently $5.00) will be subtracted from the cash payment.


    Upon termination of participation, a participant may also request that all or part of the whole shares credited to the participant's account in the Plan be sold. The sale will be made by the Bank for the participant's account at market within five business days after the Bank receives the request, except that sales with respect to requests received on or after the record date for a dividend will be made at market as promptly as possible following the dividend payment date. The participant will receive the proceeds from the sale, less any brokerage commissions, Bank service charge and any transfer tax.

    23. When may participation in the Plan be terminated?

    A participant may request termination of participation in the Plan at any time.

    If the request to terminate is received by the Bank prior to the record date for a dividend, the request will be processed on the day following its receipt.

    If the request to terminate is received on or after the record date for a dividend, any cash dividend paid on the dividend payment date will be reinvested for the participant's account. Any optional cash payment which had been sent to the Bank prior to the request to terminate will be invested unless return of the amount is expressly requested in the termination request and the request is received at least two business days prior to the investment date. The request to terminate will be processed as promptly as possible following the investment date.

    All dividends subsequent to termination of participation will be paid to the participant in cash unless the participant re-enrolls in the Plan, which may be done at any time.

SAFEKEEPING

    24. Will the Bank accept a participant's underlying certificates for safekeeping?

    Yes. Participants in the Plan who wish to do so may deposit Common Stock certificates registered in their names with the Bank for safekeeping. This custodial service relieves a participant of the responsibility for loss, theft or destruction of the certificates. The shares represented by the deposited certificates will be transferred into the name of the Bank or its nominee and the Bank will credit the shares to the participant's Plan account. Dividends paid on all shares held for safekeeping by the Bank will be reinvested in shares of Common Stock pursuant to the Plan.

    Participants who wish to utilize this service should send their certificates (which should not be endorsed) to the Bank at the address set forth in Question 3, along with a written request that the certificates be deposited by the Bank for safekeeping under the Plan and a check made payable to 'The Bank of New York' to cover the Bank's service charge for this service (currently $7.00 for each deposit, regardless of the number of certificates). Because the participant bears the risk of loss in sending certificates to the Bank, it is recommended that the certificates be sent by registered mail, return receipt requested and properly insured.

OTHER INFORMATION

    25. What happens when a participant sells or transfers all of the shares registered in the participant's name?

    If a participant disposes of all shares registered in the participant's name, the Bank will continue to reinvest the dividends on shares credited to the participant's account under the Plan, subject to the participant's right to terminate participation in the Plan at any time. If, however, a participant who disposes of all registered shares has less than one whole share credited to the participant's account under the Plan, the account will automatically be terminated and a cash payment will be made for the fraction of a share.


    26. If Honeywell has a rights offering, how will the rights on the Plan shares be handled?


    If a participant is entitled to participate in a rights offering relating to the Common Stock, the entitlement will be based upon the participant's total holdings. However, rights certificates will be issued for the number of whole shares only.


    27. What happens if Honeywell issues a dividend payable in stock or declares a stock split?



    Any dividend payable in Common Stock or split shares distributed by Honeywell on shares credited to the account of a participant under the Plan or on shares registered in the name of the participant will be credited to the participant's account under the Plan.


    28. How will a participant's shares held by the Bank be voted at shareowners' meetings?

    Shares held by the Bank for a participant will be voted as the participant directs.

    A proxy card will be sent to each participant in connection with any annual or special meeting of shareowners, as in the case of shareowners not participating in the Plan. This proxy will apply to all whole shares registered in the participant's own name, if any, as well as to all whole shares credited to the participant's account under the Plan.


    As in the case of non-participating shareowners, if no instructions are indicated on a properly signed and returned proxy card, all of the participant's whole shares -- those registered in the participant's name, if any, and those credited to the participant's account under the Plan -- will be voted in accordance with the recommendations of Honeywell's management. If the proxy card is not returned or is returned unsigned, the participant's shares may be voted only if the participant or a duly appointed representative votes in person at the meeting.



    29. What are the responsibilities of Honeywell and the Bank under the Plan?



    Honeywell and the Bank will not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or with respect to the prices at which shares are purchased or sold for the participant's account, the times when such purchases or sales are made, or with respect to any fluctuation in market value of the Common Stock.

    The participant should recognize that neither the Bank nor Honeywell can assure the participant of a profit or protect the participant against a loss on shares purchased under the Plan.


    30. May the Plan be changed or discontinued?


    Notwithstanding any other provision of the Plan, the Board of Directors of Honeywell or any designee thereof (which designee need not be a director of Honeywell) reserves the right to amend, suspend, modify or terminate the Plan at any time, including the period between a record date and a dividend payment date. To the extent and in the manner the Board or such designee deems appropriate, notice of any such amendment, suspension, modification or termination will be sent to all participants. Upon a termination of the Plan, any uninvested optional cash payments will be returned, certificates for whole shares credited to a participant's account under the Plan will be issued, and a cash payment will be made for any fraction of a share credited to a participant's account. The cash payment will be based on the closing price of the Common Stock reported as New York Stock Exchange Composite Transactions for such date as is set forth in the notice of termination.


    31. Under what circumstances will shares be purchased on the open market and what effect would such purchases have on participants?


    Shares of Common Stock purchased from Honeywell under the Plan may either be authorized but unissued shares or shares reacquired by Honeywell and held in its treasury. If the Bank would be unable to purchase sufficient shares (whether authorized but unissued shares or treasury shares) from Honeywell to satisfy the requirements of the Plan for an investment date, the Bank will purchase the required shares in excess of those purchased from Honeywell for that investment date on the open market. Open market purchases will be made as soon as possible after the applicable investment date, but not more than 30 days after such date.



    The purchase price of shares purchased from Honeywell will be computed as set forth in Question 9. The purchase price of shares purchased on the open market will be the average, or weighted average if shares are purchased on more than one day, of the daily high and low sales prices of the Common Stock reported as New York Stock Exchange Composite Transactions for the date or dates of purchase. If shares are purchased on the open market, Honeywell will pay any brokerage commissions which would not have been paid by participants if all of the shares had been purchased from Honeywell under the Plan.



    In the event of open market purchases, shares will not be allocated to participants' accounts until the date on which the Bank has purchased sufficient shares from Honeywell and on the open market for all participants in the Plan. The purchase price to participants will be based on the weighted average of the purchase price of all shares purchased from Honeywell and the purchase price of all shares purchased on the open market with the funds available for that investment date.



    In addition, the income tax consequences to participants will be based on the fair market value of the Common Stock on the date such shares are allocated to participants' accounts, rather than on the investment date, and participants will realize taxable dividend income in an amount equal to their allocable share of brokerage commissions paid by Honeywell (see Question 16).



ADDITIONAL INFORMATION ABOUT THE PLAN



    The Bank has advised us that it utilizes BNY ESI & Co. for all trading activity relative to the Plan on behalf of Plan participants. BNY ESI & Co. receives a commission in connection with such transactions. BNY ESI & Co. is an affiliate of the Bank.

    Neither Honeywell nor the Plan will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or any changes in the market value of the Common Stock.



    Your account represents an investment in the Common Stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither Honeywell nor the Plan can provide investment advice.



    You are responsible for costs that you incur in connection with Plan participation -- for example, the cost of sending certificates or other materials to us, fees that your bank may charge you for electronic funds transfer, or delivery fees for certificates or payments we send to you by means other than first class mail, at your request.



    This prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. Honeywell may change the terms of the Plan, including applicable fees, or terminate the Plan, at any time. We will mail you a supplemental or revised prospectus before any material changes in the Plan are effective. Honeywell and the Bank may change their administrative procedures without notice, if the changes do not change material terms of the Plan.


                                USE OF PROCEEDS


    Honeywell intends to add the proceeds it receives from sales of Common Stock under the Plan to its general funds, to be available for general corporate purposes. Honeywell currently has no specific plans for any such proceeds.


                                    EXPERTS




    The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 1999, except as they relate to Honeywell Inc. (a wholly-owned subsidiary of Honeywell International Inc.) as of and for the two years ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Honeywell Inc. as of and for the two years ended December 31, 1998, by Deloitte & Touche LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.


                                 LEGAL OPINION


    The legality of the Common Stock offered by this prospectus is being passed upon for Honeywell by J. Edward Smith, Assistant General Counsel, Corporate and Finance, of Honeywell. Mr. Smith owns shares of Common Stock and has options to purchase additional shares of Common Stock.


                    INDEMNIFICATION UNDER THE SECURITIES ACT




    Delaware law provides that a corporation may indemnify directors, officers and other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with civil, criminal, administrative, or investigative actions, suits or proceedings (other than action by or in the right of the corporation -- a 'derivative action') if they acted:



     in good faith;

     in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; and



     with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful.



A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive or other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.



    Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duly of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.



    Under Article ELEVENTH of our Restated Certificate of Incorporation, each person who is or was a director or officer of Honeywell, and each director or officer of Honeywell who serves or served any other enterprise or organization at our request, shall be indemnified by us to the full extent permitted by the Delaware law.



    Under Delaware law, to the extent that a person is successful in defense of a suit or proceeding brought against such person because they are or were a director or officer of Honeywell, or serves or served any other enterprise or organization at our request, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.



    If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under Delaware law against both expenses (including attorneys' fees) and judgments, fines and amounts paid in settlement if such person acted:



     in good faith;



     in a manner they reasonably believed to be in or not opposed to the best interests of Honeywell; and



     with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful.



    If unsuccessful in defense of a suit brought by or in the right of Honeywell, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Honeywell except that if such person is held liable in such suit to Honeywell, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.



    In addition, Honeywell maintains directors' and officers' reimbursement and liability insurance. The risks covered by such policies include certain liabilities under the securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Honeywell pursuant to our Restated Certificate of Incorporation, Delaware law, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                      WHERE YOU CAN FIND MORE INFORMATION



    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in the following locations:



Public Reference Room     New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center      Citicorp Center
Room 1024                 Suite 1300                500 West Madison Street
Washington, DC 20549      New York, NY 10048        Suite 1400
                                                    Chicago, IL 60661



Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.



    You may also inspect reports, proxy statements and other information about Honeywell at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, NY 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, IL 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, CA 94104.



    The SEC allows us to 'incorporate by reference' into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information filed with the SEC after the date of this prospectus will update and supersede information on file with the SEC as of the date of this prospectus. We incorporate by reference:



HONEYWELL'S SEC FILINGS (FILE NO. 1-8974)         DESCRIPTION, PERIOD OR DATE
-----------------------------------------         ---------------------------
Annual Report on Form 10-K                        Year ended December 31, 1999
Current Reports on Form 8-K                       Filed January 21, February 14 and February 29, 2000



    We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, which may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.



    You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:



    Honeywell International Inc.
    101 Columbia Road
    P.O. Box 2245
    Morris Township, NJ 07962-2245
    Attention: Corporate Publications
    Telephone No.: (973) 455-5402

    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS



    We have made forward-looking statements in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Honeywell. Forward-looking statements include the information in this document, specifically, regarding:



efficiencies                               business diversification
cost savings                               future economic performance
sales enhancements                         future acquisitions
income and margins                         management's plans
earnings per share                         business portfolios
free cash flow                             merger integration related expenses
growth



    With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



    You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Honeywell and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:



Economic and Industry Conditions

     materially adverse changes in economic and industry conditions and customer demand generally or in the markets served by us supply and demand for and pricing of supplies and components changes in demographics and consumer preferences or demands for our goods and services fluctuations of foreign currencies

Competitive Factors

     the competitiveness of product substitutes

     the actions of competitors

     new technologies

     industry consolidation

     deregulation



Operating Factors

     supply disruptions

     acquisitions or divestitures

     changes in operating conditions and costs

     risks relating to performance of contracts, including dependence on performance of third-parties availability of intellectual property rights for newly developed products changes in regulatory environment

     the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during merger integration the impact of the loss of employees

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



Securities and Exchange Commission Registration Fee.........   18,401
Printing....................................................   20,000*
Accountants' Fees and Expenses..............................    6,000*
Miscellaneous Expenses......................................    5,599*
                                                              -------
    Total...................................................  $50,000*
                                                              -------
                                                              -------



---------
* Estimated. These expenses do not include recurring annual expenses for the operation of the Plan.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



    Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a 'derivative action'), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive or other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.



    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duly of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.



    Under Article ELEVENTH of Honeywell's Restated Certificate of Incorporation, each person who is or was a director or officer of Honeywell, and each director or officer of Honeywell who serves or served any other enterprise or organization at the request of Honeywell, shall be indemnified by Honeywell to the full extent permitted by the Delaware General Corporation Law.



    Under the DGCL, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of Honeywell, or serves or served any other enterprise or organization at the request of Honeywell, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.



    If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Honeywell, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful.



    If unsuccessful in defense of a suit brought by or in the right of Honeywell, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of

Honeywell except that if such a person is adjudged to be liable in such suit to Honeywell, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.



    In addition, Honeywell maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.



ITEM 16. EXHIBITS.



EXHIBIT NO.
-----------
    4.1       -- Honeywell's Restated Certificate of Incorporation
                 (incorporated by reference to Exhibit 3(i) to our Form 8-K filed December 3, 1999).
    4.2       -- Honeywell's By-laws, as amended (incorporated by
                 reference to Exhibit 3(ii) to our Form 8-K filed
                 December 3, 1999).
    5         -- Opinion of J. Edward Smith, Esq., with respect to the
                 legality of the securities being registered hereby (filed
                 herewith).
   23.1       -- Consent of PricewaterhouseCoopers LLP (filed herewith).
   23.2       -- Consent of Deloitte & Touche LLP (filed herewith).
   23.3       -- The consent of J. Edward Smith, Esq. is contained in his opinion filed as Exhibit 5 to this registration statement.
   24         -- Powers of Attorney (filed herewith).



ITEM 17. UNDERTAKINGS.



    (a) The undersigned registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and



           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Morris, State of New Jersey, on the 29th day of February, 2000.



                                          HONEYWELL INTERNATIONAL INC.

                                          By:       /s/ RICHARD F. WALLMAN
                                               .................................

                                                     RICHARD F. WALLMAN
                                                  SENIOR VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   NAME                                    TITLE                         DATE
                   ----                                    -----                         ----
                    *                       Director and Chairman of the Board
 .........................................
          (LAWRENCE A. BOSSIDY)

                    *                       Director and Chief Executive Officer
 .........................................
         (MICHAEL R. BONSIGNORE)

                    *                       Director
 .........................................
            (HANS W. BECHERER)

                    *                       Director
 .........................................
           (GORDON M. BETHUNE)

                    *                       Director
 .........................................
           (MARSHALL N. CARTER)

                    *                       Director
 .........................................
           (JAIME CHICO PARDO)

                    *                       Director
 .........................................
              (ANN M. FUDGE)

                    *                       Director
 .........................................
            (JAMES J. HOWARD)

                    *                       Director
 .........................................
              (BRUCE KARATZ)

                    *                       Director
 .........................................
           (ROBERT P. LUCIANO)

                    *                       Director
 .........................................
           (RUSSELL E. PALMER)

                   NAME                                    TITLE                         DATE
                   ----                                    -----                         ----
                    *                       Director
 .........................................
           (IVAN G. SEIDENBERG)

                    *                       Director
 .........................................
            (ANDREW C. SIGLER)

                    *                       Director
 .........................................
            (JOHN R. STAFFORD)

                    *                       Director
 .........................................
           (MICHAEL W. WRIGHT)

          /s/ RICHARD F. WALLMAN            Senior Vice President and Chief       February 29, 2000
 .........................................    Financial Officer (Principal
           (RICHARD F. WALLMAN)               Financial Officer)

        /s/ RICHARD J. DIEMER, JR.          Vice President and Controller         February 29, 2000
 .........................................    (Principal Accounting Officer)
         (RICHARD J. DIEMER, JR.)

      * By:   /s/ PETER M. KREINDLER                                              February 29, 2000
 .........................................
           (PETER M. KREINDLER,
            ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX



EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1         -- Omitted (inapplicable).
    2         -- Omitted (inapplicable).
    4.1       -- Honeywell's Restated Certificate of Incorporation
                 (incorporated by reference to Exhibit 3(i) to our
                 Form 8-K filed December 3, 1999).
    4.2       -- Honeywell's By-laws, as amended (incorporated by
                 reference to Exhibit 3(ii) to our Form 8-K filed
                 December 3, 1999).
    5         -- Opinion of J. Edward Smith, Esq., with respect to the
                 legality of the securities being registered hereby (filed
                 herewith).
    8         -- Omitted (inapplicable).
   12         -- Omitted (inapplicable).
   15         -- Omitted (inapplicable).
   23.1       -- Consent of PricewaterhouseCoopers LLP (filed herewith).
   23.2       -- Consent of Deloitte & Touche LLP (filed herewith).
   23.3       -- The consent of J. Edward Smith, Esq. is contained in his opinion filed as Exhibit 5 to this registration statement.
   24         -- Powers of Attorney (filed herewith).
   25         -- Omitted (inapplicable).
   26         -- Omitted (inapplicable).
   27         -- Omitted (inapplicable).
   28         -- Omitted (inapplicable).
   99         -- Omitted (inapplicable).